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                  [LETTERHEAD OF APCOA/STANDARD PARKING, INC.]








                                                                 August 19, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re:      APCOA/Standard Parking, Inc.
         Standard Parking Corporation MW
         Standard/Wabash Parking Corporation
         Standard Parking, L.P.
         Standard Parking I, L.L.C.
         Standard Parking II, L.L.C.
         Standard Parking of Canada, L.P.
         Registration Statement on
         Form S-4 (No. 333-50437)
         ------------------------



Ladies and Gentlemen:

                  Pursuant to Rule 477 of the Securities Act of 1933, as amended, Standard Parking Corporation MW, Standard/Wabash Parking Corporation, Standard Parking, L.P., Standard Parking I, L.L.C., Standard Parking II, L.L.C. and Standard Parking of Canada, L.P. (the "Former Subsidiary Guarantors") hereby request withdrawal as Additional Registrants under the registration statement on Form S-4 of APCOA/Standard Parking, Inc. (the "Company") (Registration No. 333-50437) on the grounds that the corporate or other existence of each Former Subsidiary Guarantor has ceased and as such these entities are no longer guarantors of any obligations of the Company.

                  If you have any questions or comment regarding this filing, please contact me at (216) 522-0700 or Peter F. Wilkniss of Wachtell, Lipton, Rosen & Katz at (212) 403-1325.


                                    APCOA/STANDARD PARKING, INC.
                                    STANDARD PARKING CORPORATION MW
                                    STANDARD/WABASH PARKING CORPORATION
                                    STANDARD PARKING, L.P.
                                    STANDARD PARKING I, L.L.C.
                                    STANDARD PARKING II, L.L.C.
                                    STANDARD PARKING OF CANADA, L.P.


                                    By: /s/ ROBERT N. SACKS
                                        --------------------
                                            Robert N. Sacks
                                            Attorney-in-fact